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                                                                 Exhibit 99.2


                                    FOR:  ANADIGICS, INC.
                                          35 Technology Drive
                                          Warren, NJ 07059-4915
                                          908-668-5000

                            APPROVED BY:  Ronald Rosenzweig
                                          President & CEO

                                CONTACT:  John Lyons
                                          Chief Financial Officer
                                          908-412-5972
                                          Michele Katz/Jessica Davis
                                          Press: Lee Foley
                                          Morgen-Walke Associates, Inc.
                                          212-850-5600

         ANADIGICS, INC. FILES REGISTRATION STATEMENT
           TO OFFER UP TO 2,347,739 COMMON SHARES

WARREN, New Jersey, January 31, 1997 -- ANADIGICS, Inc. (Nasdaq: ANAD) today announced that it has filed a registration statement with the Securities and Exchange Commission with respect to a proposed stock offering of up to 2,347,739 shares of common stock. 1,875,000 shares are expected to be offered by the Company and 166,513 shares are expected to be offered by selling stockholders. In connection with the proposed common stock offering, the Company has granted the underwriters an over-allotment option to purchase up to an additional 306,226 newly-issued shares.


    Goldman, Sachs & Co. will be the lead manager and Oppenheimer & Co., Inc. and Needham & Company, Inc. will be acting as co-managers in the proposed offering.

    The Company will use approximately $50 million of net proceeds to purchase capital equipment and make leasehold improvements, and will use the remainder of the proceeds for general corporate purposes, including working capital. The Company will receive no proceeds from the sale of shares of common stock by the selling shareholders.

    The number of shares being offered reflects a 3-for-2 stock split by declaration of a stock dividend payable on February 20, 1997 to holders of record on February 10, 1997.

    A registration statement relating to the securities referenced above has been filed with the Securities and Exchange Commission but has not yet become effective. The securities referenced above may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities referenced above, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

    A prospectus relating to the offering may be obtained at the offices of Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004; Oppenheimer & Co., Inc., 200 Liberty Street, New York, NY 10281; and Needham & Company, Inc., 445 Park Avenue, New York, NY 10022.

    ANADIGICS, Inc. is a leading supplier of gallium arsenide integrated circuits used to receive and transmit radio and microwave frequency signals in a variety of high volume consumer communications applications. The Company primarily focuses on supplying to the cable television, direct broadcast satellite television, fiber optic telecommunications, and wireless communication markets. ANADIGICS's objective is to be the leading supplier of RF/microwave solutions using GaAs integrated circuits. http://www.anadigics.com

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